Exhibit 99.1

For Immediate Release:

Contact:

Deer Valley Corporation

Timothy E. Brog

203-350-0045

Deer Valley Corporation Announces the Retirement of its

Chief Executive Officer and President

Tampa, Florida January 6, 2015 - Deer Valley Corporation (OTC: DVLY), today announced the retirement effective December 31, 2014 of Mr. Charles G. Masters, the Company’s Chief Executive Officer and President. The Company does not presently intend to hire a replacement for Mr. Masters.

In January 2006, Mr. Masters led an investment group that acquired Deer Valley Homebuilders, Inc. from its founders. Contemporaneous with the 2006 acquisition, the acquiring company was merged with a public entity and the consolidated company was subsequently renamed Deer Valley Corporation.

In order to counter the negative effect of the credit crisis, in 2009, Mr. Masters led the Company to establish Deer Valley Financial, Corp. The initial function of Deer Valley Financial was to supply inventory financing for the Company’s dealers. The function of Deer Valley Financial was expanded to include bridge financing for certain retail manufactured housing buyers.

Mr. Masters commented, “The factory built housing industry has been a major factor in providing affordable housing to average Americans with modest incomes or special housing needs. In the last several years, the industry has been severely challenged by our nation’s credit crisis and high unemployment. Nevertheless, this is an industry filled with success stories of individuals or groups of individuals who have pooled resources and with honest effort, intense dedication and personal integrity built great companies. The men and women that have built Deer Valley are outstanding examples of such individuals. It has been my privilege to work along side them for the past nine years as we have endeavored to build a company that would make a positive impact in an industry where the products truly are “Made in America”.”

Forward-Looking-Statement: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties. Such forward-looking statements are not guarantees of performance, and Deer Valley’s results could differ materially from those contained in such statements. You can generally identify forward-looking statements through words and phrases such as “forecast”, “seeking”, “pursuing”, “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “budget”, “project”, “may”, “growth opportunities”, “potential new business opportunities”, “potential acquisition”, “could lead to”, “potential”, “designed to”, “seek to achieve”, “potential access”, “hope to”, “ambitious goals”, and similar expressions. Such forward-looking statements speak only as of the date of this release, and Deer Valley undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

About Deer Valley

Deer Valley is a growth-oriented manufactured home builder with its operations located in Guin, Alabama. The Company is dedicated to offering high quality homes that are delivered with a sense of warmth, friendliness, and personal pride. Through its wholly owned subsidiary, Deer Valley Financial, Corp., the Company provides inventory financing to certain of the Company’s retail dealers.

Additional information can be found at: http://www.deervalleyhb.com.